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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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       Rule14a-6(e)(2))
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[ ]    Soliciting Material Pursuant to Rule 14a-12

                            EL PASO CORPORATION
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              (Name of Registrant as Specified in its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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NEWS                                                       [LOGO - EL PASO]

For Immediate Release

EL PASO CORPORATION EXPRESSES HEIGHTENED CONCERN OVER ZILKHA/WYATT'S IMPLICIT THREAT TO DISRUPT ITS CALIFORNIA SETTLEMENT


HOUSTON, TEXAS, JUNE 9, 2003--El Paso Corporation (NYSE: EP), in a letter mailed to shareholders today, reiterated its concern over the implicit threat made by Zilkha/Wyatt last week to disrupt the company's California settlement.

Over the past few months El Paso's Board and management worked painstakingly to reach a settlement of litigation relating to the Western energy crisis that we believe is in the best interests of the company and our shareholders. We believe that the settlement is broadly supported by our shareholders.

The Zilkha/Wyatt slate recently characterized this settlement as "unfathomable" and "unconscionable," implying that they may seek to undo the settlement. When asked directly by an analyst to state their intentions, Zilkha/Wyatt made it clear they would review the settlement if elected, a statement that they subsequently repeated to news media.

In addition to being broadly supported by El Paso shareholders, industry analysts have expressed strong support for the settlement:

     "Though we have never been convinced of the case against El Paso, we believe ...[the settlement] removes a material overhang off [El Paso] that should substantially facilitate its ability to get back on its feet quickly ...[W]e view...the terms of the deal as very attractive under the circumstances at hand."(1)

     -     Ronald Barone, UBS Warburg, 3/21/03

     "The settlement removes the most significant overhang facing the company...With this issue likely behind the Company we believe management has more time to focus their efforts on turning around the Company."(1)

     -    John Edwards, Deutsche Bank, 3/24/03

--------------------
(1)  Permission to use quotes neither sought nor received.


Shareholders and analysts broadly support this settlement, but Zilkha/Wyatt say they want to review it, and implicitly are threatening that they may derail the settlement. In our view, this threat reflects Zilkha/Wyatt's fundamental lack of understanding of the importance of this settlement for our company and the major risks and uncertainties that would result if the settlement were not completed. Equally, it demonstrates the major risks associated with the election of the Zilkha/Wyatt slate.

Shareholders who want to see this important settlement completed should sign the WHITE proxy card to support El Paso's nominees.

The text of El Paso's entire shareholder letter follows:

Dear Fellow El Paso Shareholder:

     The Board and management of El Paso have made substantial progress implementing our plan to restore and enhance the value of the company. We believe the great strides we have made are proof positive of your current Board's commitment and ability to position El Paso for the future. Do not let the dissidents take control of your company and stop the progress El Paso has enjoyed.

     With the Annual Meeting of Shareholders less than two weeks away, it is important that you act now to protect your interests. We urge you to sign, date and return the enclosed WHITE proxy card. A postage-paid envelope is enclosed for your convenience. TIME IS GROWING SHORT--PLEASE ACT TODAY.

LOOKING FORWARD TO THE FUTURE

     The company has achieved many of the important goals of our 2003 operational and financial plan and we are taking further actions to enhance the value of the company. El Paso has:

     o Announced a target of more than $400 million of costs savings and business efficiencies to be met by end of 2004

     o    Laid out an aggressive $10 billion debt reduction plan

     o Conducted a long-term strategic planning process to generate free cash flow and improved earnings

     El Paso has made substantial changes in the company's leadership and culture including:

     o    A reconstituted board of directors that

     o    Is independent and highly experienced

     o Has been strengthened by the addition of four highly qualified energy industry CEOs and CFOs

     o    Is knowledgeable about current operations of El Paso's businesses

     o    Has learned from past mistakes

     o    Is committed to maximizing value and a process of change.

     o A new leaner executive management team with changes at the highest levels and

     o    An active search to recruit a world-class CEO

     o    In discussions with five highly qualified candidates

     o    Prompt decision after conclusion of proxy fight

     o Candidates clearly superior to Zilkha/Wyatt hand-picked CEO choice, Stephen Chesebro', based on current employment experience as senior executives of major energy companies

     The progress we have made on the plan reflects our commitment and ability to lead El Paso into the future. In our view, El Paso's share price, which has almost tripled since February, reflects investors' recognition of the company's progress.

     We believe the Zilkha/Wyatt proxy contest poses a clear threat to that progress. El Paso's concerns about the Zilkha/Wyatt slate include:

     o Zilkha/Wyatt's implicit threat to derail El Paso's California settlement;

     o Zilkha/Wyatt's so called "business plan," which El Paso believes is uninformed, unworkable and value destructive;

     o Their selection of Stephen Chesebro'--who has not been actively employed since 1999--as CEO;

     o The risks inherent in a complete change in the Board of Directors;

     o    The role of Oscar Wyatt and his selection of their entire slate;
          and

     o    The risk of significant management disruption.

Threat to derail the California settlement

     As part of their presentation to analysts on June 4, 2003, the Zilkha/Wyatt slate described El Paso's proposed settlement of claims relating to the Western energy crisis as "unfathomable" and "unconscionable," implying that, if elected, the Zilkha/Wyatt slate would seek to undo a settlement that El Paso believes:

     o    Is in the best interests of its investors;

     o Will eliminate the most significant risk and uncertainty affecting the company's future; and

     o    Is broadly supported by its shareholders.

     El Paso believes Zilkha/Wyatt's implicit threat to back away from the settlement if their slate is elected is utterly opposed to the best interests of El Paso shareholders and demonstrates a fundamental lack of understanding of this critical issue.

     Shareholders who agree with El Paso's decision to settle this litigation should execute the WHITE proxy card to support El Paso's nominees.

Zilkha/Wyatt Alchemy

     After refusing to spell out a detailed plan for El Paso for almost four months on the grounds that they lacked the information to do so, Zilkha/Wyatt have belatedly decided to offer up their own so-called "business plan." We believe they were right the first time: they do not have enough knowledge about El Paso to develop a detailed plan. Even now, many elements remain unclear, but a cornerstone of that "plan" is their idea to reduce annual capital expenditures to less than $1 billion while generating sufficient cash to pay down debt substantially. Zilkha/Wyatt call this "math"; we call it alchemy.

     To maintain El Paso's current exploration and production levels, and to fund pipeline maintenance capital expenditures and committed expansions, almost $2 billion per year of capital is required. We believe that a capital expenditure program of less than $1 billion is imprudent and value destructive to the E&P and pipeline businesses, will reduce earnings and cash flow, impede the company from pursuing attractive investment opportunities and would not result in an ongoing debt reduction program.

     Shareholders who want a detailed, achievable business plan and a realistic approach to debt reduction, not Zilkha/Wyatt's alchemy, should execute the WHITE proxy card to support El Paso's nominees.

Concerns about Oscar Wyatt's influence over the Zilkha/Wyatt Slate

     El Paso has been seeking to collect a debt of $2.5 million plus interest from Oscar Wyatt for a number of months. Mr. Wyatt has refused to pay, compelling El Paso to commence litigation, and even sought to delay that litigation, asserting that, if the Zilkha/Wyatt slate is elected, "the new board will need sufficient time to review all the facts and circumstances, including whether to change counsel or otherwise resolve this matter." The Zilkha/Wyatt slate has repeatedly refused to clarify whether, if elected, it intends to collect this debt. At the Zilkha/Wyatt slate's June 4 analyst meeting, the slate deferred questions regarding the litigation to Mr. Wyatt. Mr. Wyatt told analysts "I'm collectible, so we will try [the case] if they keep coming."

     We continue to question the extent of Mr. Wyatt's influence over the members of the Zilkha/Wyatt slate and whether this group will act in an independent manner towards Mr. Wyatt in connection with the many conflicts that exist between El Paso and Mr. Wyatt and his Nucoastal energy company.

     Shareholders who want a Board of Directors that is unquestionably independent of Oscar Wyatt should execute the WHITE proxy card to support El Paso's nominees.

     Take a look and compare the El Paso nominees to the Zilkha/Wyatt slate.

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Issue                     El Paso                  Zilkha/Wyatt
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Business Plan             Detailed business plan   Uninformed critique of
                          developed over months    El Paso's plan: will
                          of business planning     not generate improved
                                                   earnings or
                                                   meaningfully reduce
                                                   debt

                          Being implemented now    Progress stops.
                                                   Requires significant
                                                   time to develop

                          Achieving results now    Results uncertain
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Vision for the future     Continue current         Start over
                          progress
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California settlement     Settle on terms that     Implicit threat to
                          allow El Paso to         derail settlement
                          eliminate major risk
                          and uncertainty
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CEO Search                Careful search process   No search process;
                          to choose the best       settle for a former
                          candidate from current   energy executive with
                          active senior            less than 8 months
                          executives of major      experience as a public
                          energy companies         company CEO who
                          recommended by a         o has not been
                          leading search firm      actively employed
                                                   since 1999
                                                   o since 1999, has held
                                                   only one public
                                                   company directorship,
                                                   at a small oil and gas
                                                   company where he is a
                                                   non-employee chairman
                                                   ohas not been
                                                   recommended for an
                                                   executive position by
                                                   two major search firms
                                                   in more than eight
                                                   years
                                                   o opposed $84/ share
                                                   takeover bid for
                                                   Pennzoil, saying it
                                                   "doesn't adequately
                                                   value Pennzoil's
                                                   international oil and
                                                   gas properties" --
                                                   Pennzoil was later
                                                   broken up and sold for
                                                   $38/share
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Director Independence     11 directors are         Nominees selected by
                          independent              Oscar Wyatt
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Directors with detailed   Twelve                   None
current knowledge of
El Paso
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     El Paso believes that its shareholders should have serious concerns about replacing El Paso's entire board in light of the company's substantial progress with its turnaround effort and the significant questions surrounding the Zilkha/Wyatt slate.

     The Board of Directors urges El Paso shareholders to vote FOR the election of El Paso's slate of 12 highly qualified directors on El Paso's WHITE proxy card, NOT to sign the blue proxy card sent to you by Messrs. Zilkha and Wyatt and to DISCARD any blue proxy card they may send to you in the future. Your vote is critical, no matter how many shares you own. Time is short as the June 17 Annual Meeting is rapidly approaching.

     El Paso shareholders who have any questions about voting their proxy or need additional information about El Paso or the stockholders meeting, please contact MacKenzie Partners, Inc. at (800) 322-2885 or visit El Paso's Web site at www.elpaso.com.

Sincerely,

/s/

RONALD L. KUEHN, JR.
Chairman and Chief Executive Officer

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the Western Energy Crisis; material and adverse impacts from our proxy contest with Selim Zilkha/Oscar Wyatt; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

ADDITIONAL IMPORTANT INFORMATION

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research are quoted in this document, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

CONTACTS
Communications and Government Affairs
Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax: (713) 420-4417

Alternate Contacts
Joele Frank/Dan Katcher
Office: (212) 355-4449
Fax: (212) 355-4554